UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
Amendment 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NORVANCO INC.
(Exact name of Registrant as specified in its charter)

NEVADA	80-0015705
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Commission File No. 333-104369

155 Gran Via, Palm Desert, CA 92260, (760) 776-9798
(Address and telephone number of principal executive offices and principal place of business)

     Cane O’Neill Taylor, LLC
2300 West Sahara Avenue, Suite 500, Box 18,
Las Vegas, NV 89102, (702) 312-6255
(Name, Address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.       ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.        ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.       ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH		PROPOSED	PROPOSED
CLASS OF		MAXIMUM	MAXIMUM
SECURITIES		OFFERING	AGGREGATE	AMOUNT OF
TO BE	AMOUNT TO BE	PRICE PER	OFFERING	REGISTRATION
REGISTERED	REGISTERED	SHARE (1)	PRICE (2)	FEE (2)

Common Stock	3,242,262 shares	$0.25	$810,566	$74.57

(1) This price was arbitrarily determined by Norvanco Inc.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
Michael A. Cane, Esq.
2300 W. Sahara Blvd., Suite 500
Las Vegas, NV 89102
(702) 312-6255
Fax: (702) 944-7100

SUBJECT TO COMPLETION, August 11, 2003

PROSPECTUS

NORVANCO INC.
3,242,262 SHARES
COMMON STOCK

The selling shareholders named in this prospectus are offering all of our shares of common stock offered through this prospectus. This offering will proceed for a period of twenty months. Norvanco Inc. will not receive any proceeds from this offering. We have set an offering price for these securities of $0.25 per share.

			Proceeds to Selling Shareholders
			Before Expenses and
	Offering Price	Commissions	Commissions

Per Share	$0.25	Not Applicable	$0.25

Total	$810,566	Not Applicable	$810,566

We will bear the expenses associated with these offering materials and those associated with the filing of the Form SB-2 registration statement with the Securities and Exchange Commission. The estimated cost of these expenses are $21,075.

Our common stock is presently not traded on any market or securities exchange.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on pages 5 - 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is: August 11, 2003

SUMMARY

We are in the business of developing an entertainment project known as the “Natural Follies” that we acquired from our President Gordon Thompson. The Natural Follies project will be a beauty pageant style production featuring some nudity, comedy, contests and music. Our long-term plans are to exploit the project through live exhibition, broadcast, pay per view and video/DVD production. Our short-term plan is to complete a demonstration video in order to raise financing for a full scale production. If we are successful in completing development and production of the Natural Follies Project we intend to pursue additional similar entertainment projects known as the supermodel pageant project and superstar global project. These additional projects are in the early planning stage.

We were incorporated on December 11, 2001 under the laws of the state of Nevada. Our principal offices are located at 155 Gran Via, Palm Desert, CA 92260. The phone number is (760) 776-9798.

The Offering

Securities Being Offered	Up to 3,242,262 shares of our common stock.

Offering Price	The offering price of the common stock is $0.25 per share.

Alternative Plan of Distribution	We intend to apply to the over-the-counter bulletin board to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders. Investors should remember, however, that a market for the stock may never develop.

Minimum Number of Shares	None.
To Be Sold in This Offering

Securities Issued
And to be Issued	8,242,262 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Balance Sheet Summary	December 31, 2003	March 31, 2003
	(Audited)	(Unaudited)
Cash	$0	$60
Total Assets	$7,083	$6,310
Liabilities	$88,986	$125,049
Total Stockholders’ Equity (deficit)	$(81,903)	$(118,739)

Statement of Operations and Deficit Summary	For Year Ended	From Inception
	December 21, 2002	through 03/31/03
Revenue	$0	$0
Net Loss for the Period	$(172,916)	$(210,749)
Net Loss Since Inception (December 11, 2001)	$(174,076)

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, should it trade on an exchange or quotation service, could decline due to any of these risks, and you may lose all or part of your investment.

If we do not obtain additional financing, our business may fail

As of March 31, 2003, we had $60 in cash on hand. On March 31, 2003, we were insolvent and had a substantial deficit of $118,739 in shareholder's equity. We are continuing to develop our business because our officers have agreed to defer their management fees and are providing funds to pay our bills as required. We will need to raise $50,000 in order to execute our business plan over the next 12 months. We currently do not have an arrangement to obtain this financing and may not be able to obtain financing in which case our business operations will be significantly delayed or fail. Even if we are successful in obtaining financing to meet our requirements over the next 12 months significant additional financing will be required for us to complete a full-scale production of our Natural Follies project. We currently do not have arrangement to obtain such financing and the failure to obtain such financing may result in our being unable to successfully complete our long-term business plan. Obtaining financing will depend on a number of factors including the market for entertainment industry stocks and the attractiveness of our business plan to investors. Because of these factors we cannot predict the timing, amount, terms or conditions of any additional financing.

Our short operating history makes our business difficult to evaluate in terms of predicting our ability to become successful thereby giving substantial risk to any investment in Norvanco.

We are currently working on our first project which is a beauty pageant style entertainment project. Accordingly, we have a limited operating history upon which to base an evaluation of our business and prospects. Our business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development. To address these risks, we must successfully implement our business plan and marketing strategies. We may not successfully implement all or any of our business strategies or successfully address the risks and uncertainties that we encounter.

Because our two directors and officers own over 60% of our outstanding common stock, investors may find that corporate decisions influenced by Mr. Thompson and Mr. Hill are inconsistent with the best interests of other stockholders.

Mr. Thompson and Mr. Hill are our officers and directors. They own in combination approximately 61% of the outstanding shares of our common stock. Accordingly, they will have a significant influence in determining the outcome of all corporate transactions or other matters. The interests of Mr. Thompson and Mr. Hill may differ from the interests of the other stockholders.

If a market for our common stock does not develop, shareholders may be unable to sell their shares

A market for our common stock may never develop. We currently plan to apply for listing of our common stock on the over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the bulletin board, and, if traded, a public market may not materialize. If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If we are not successful in dealing with the competitive forces within our industry our business will fail.

The entertainment industry is very competitive. There is no assurance that competitors will not create the same or similar projects. It is likely that we will face strong competition from existing and new entertainment products or services. This will mean, among other things, increased costs in the form of production costs and marketing, and a reduction in prices paid for entertainment products making it more difficult for our business to succeed.

Our independent auditor’s believe there is substantial doubt that we can continue as a going concern which, if true, raises substantial doubt that a purchaser of our common stock will receive a return on his or her investment.

The auditors report and Note 1 of our audited financial statements states in part that we have suffered recurring losses from operations which raises substantial doubt about our ability to continue as a going concern. Further, in their report, they point out that the financial statements do not include any adjustments that might result if we do not continue as a going concern. Their report also states that the recurring losses raise substantial doubt about our ability to continue as a going concern. If we are not able to continue as a going concern it is likely any holder of our common stock will lose his or her investment in that stock.

If the public does not patronize our entertainment productions, our business plan will fail.

The product we intend to produce is highly speculative in that there is no guaranty that the public will patronize or support the product by viewing it when offered or that broadcasters or video producers will be willing to buy it. In the event the viewing audience is too small to justify the costs of production, we will not be able to sell the product and our business plan will fail.

Residency of Selling Shareholders

All of the selling shareholders are non-U.S. residents. Accordingly, it may be difficult for a purchaser of shares to enforce any rights they may have in respect of the purchase transaction under any applicable securities laws against the selling shareholders. In particular, it may be difficult to effect service of process in a foreign jurisdiction or to obtain reciprocal enforcement of a judgment of a U.S. Federal or State court in such foreign jurisdiction.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The $0.25 per share offering price of our common stock was arbitrarily chosen. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value. We intend to apply to the over-the-counter bulletin board for the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering 3,242,262 shares of common stock. All of the seller shareholders reside outside the United States. The following table provides as of August 11, 2003, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1	.	the number of shares owned by each prior to this offering;
2	.	the total number of shares that are to be offered for each;
3	.	the total number of shares that will be owned by each upon completion of the offering; and
4	.	the percentage owned by each following the offering.

		Total Number
		Of Shares To	Total Shares To	Percent
		Be Offered For	Be Owned	Owned Upon
		Selling	Upon	Completion
Name Of Selling	Shares Owned Prior	Shareholders	Completion Of	Of This
Stockholder	To This Offering	Account	This Offering	Offering

Diamond H. Almas	205,500	205,500	-0-	0.0%
Allan Mark Angell	225,694	225,694	-0-	0.0%
Helene Barton	100,000	100,000	-0-	0.0%
Clint Cassia	45,052	45,052	-0-	0.0%
Sheldon Ephraim	500,000	500,000	-0-	0.0%
Dorothy G. Fraser	540,000	540,000	-0-	0.0%
Edmund Garstin	4,000	4,000	-0-	0.0%
Shaun Henning	205,500	205,500	-0-	0.0%
Michael Leader	175,000	175,000	-0-	0.0%
Larry Lowden	10,000	10,000	-0-	0.0%
Bryan Henning	500,000	500,000	-0-	0.0%
James Thompson	500,000	500,000	-0-	0.0%
William Sanford	45,396	45,396	-0-	0.0%
Tony Yamashita	45,052	45,052	-0-	0.0%
Grant Ayers	4,000	4,000	-0-	0.0%
Hardy Bunn	4,000	4,000	-0-	0.0%
Philip Davis	20,000	20,000	-0-	0.0%
Joan M. Down	40,000	40,000	-0-	0.0%
Peter Hughes	4,000	4,000	-0-	0.0%
Ross R. Holt	4,000	4,000	-0-	0.0%
Alan Isaac	8,000	8,000	-0-	0.0%
Carole Little	4,000	4,000	-0-	0.0%
Dennis Lovsin	3,000	3,000	-0-	0.0%
Matilda Lovsin	3,000	3,000	-0-	0.0%
A. Matewish	20,000	20,000	-0-	0.0%
Dan W. Miller	4,000	4,000	-0-	0.0%
Oscar Ripoli	4,000	4,000	-0-	0.0%
Rob Threlfall	12,528	12,528	-0-	0.0%
Robert Albers	200	200	-0-	0.0%
Charney Arnel	100	100	-0-	0.0%
Jack Bailey	100	100	-0-	0.0%
Daryl Balazsi	300	300	-0-	0.0%
Anne Fallick	20	20	-0-	0.0%
Garry Ferris	100	100	-0-	0.0%
Henry M. Fowlds Jr.	100	100	-0-	0.0%
Henry M. Fowlds	500	500	-0-	0.0%
Susan E. Hall	500	500	-0-	0.0%
J. W. Hickey	100	100	-0-	0.0%
Dale Hunt	400	400	-0-	0.0%
Kyne Hunt	100	100	-0-	0.0%

Ami McKay	20	20	-0-	0.0%
Cindy McKay	100	100	-0-	0.0%
Daniel David Mellor	200	200	-0-	0.0%
Marion Mellor	100	100	-0-	0.0%
Jo-Anne Moller	40	40	-0-	0.0%
Kini Perkins	20	20	-0-	0.0%
Gaetan Perth	1,000	1,000	-0-	0.0%
Robin Phinney	400	400	-0-	0.0%
Roger Poirier	1,000	1,000	-0-	0.0%
Teresa Powers	200	200	-0-	0.0%
J. Scott Price	400	400	-0-	0.0%
John C. Samis	100	100	-0-	0.0%
Larry Schlosser	100	100	-0-	0.0%
Richard H. Sullivan	40	40	-0-	0.0%
Bradley Taylor	100	100	-0-	0.0%
Brock Taylor	100	100	-0-	0.0%
Peter Wong	100	100	-0-	0.0%

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

Other than Dorothy G. Fraser (the mother of our Secretary and Treasurer, David Hill) and James Thompson (the son of our President, Gordon Thompson), none of the selling shareholders or their beneficial owners:

  have had a material relationship with the company other than as a shareholder at any time within the past three years; or
  have ever been an officer or director of the company or any of its predecessors or affiliates within the past three years.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the selling shareholders to sell their shares on a continuous or delayed basis for a period of twenty months. We have advised the selling shareholders that they shall only be permitted to sell their shares in jurisdictions where it is lawful to sell such securities. Thus, the selling shareholders will be permitted to sell their shares in foreign countries if they comply with all rules and regulations of that particular jurisdiction. Additionally, the selling shareholders shall be permitted to sell their shares in the United States only upon this registration statement becoming effective. Furthermore, the selling shareholders’ selling efforts shall be limited to unsolicited brokerage transactions that comply with the provisions of Regulation M.

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1	.	On such public markets or exchanges as the common stock may from time to time be trading;

2	.	In privately negotiated transactions;
3	.	In short sales; or
4	.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.25 per share until such time as the shares of our common stock become traded on the Over-The-Counter Bulletin Board or another exchange. Although we intend to apply for trading of our common stock on the Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the Over-The-Counter Bulletin Board, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1	.	The market price of our common stock prevailing at the time of sale;
2	.	A price related to such prevailing market price of our common stock; or
3	.	Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above.

The selling shareholders whose shares are being registered under this prospectus and registration statement may choose not to sell their shares.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1	.	Not engage in any stabilization activities in connection with our common stock;

2	.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3	.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

Our agent for service of process in Nevada is Cane O’Neill Taylor, LLC, 2300 W. Sahara Ave., Suite 500, Las Vegas, Nevada 89102.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Officers and Directors

The following is information regarding our two executive officers and directors and their age as of February 28, 2003:

Name of Director	Age

Gordon Thompson	63	President and Director

David Hill	53	Secretary, Treasurer and Director

Gordon Thompson

Gordon Thompson is our President and one of our directors. Mr. Thompson was appointed as one of our directors on December 11, 2001 and as our president on December 12, 2001. Mr. Thompson has a variety of experience in the entertainment industry. >From 1974 to 1980 Mr. Thompson was the owner/operator of several nightclubs including Mr. Pips Dicotheque, The Old Flag Inn and Sebastian’s Show Lounge. Mr. Thompson managed the promotion and bookings of all in-house entertainment and acts for several years. From 1980 to 1983 he was a partner in Execuplan Business Services. From 1985 to 1986 he was the manager of the Luxury Car Division for Zephyr Mercury. Mr. Thompson also has years of experience in the management, development and startup of new companies. From 1987 to 1996, he owned Embassy Homes Ltd. From 1997 to 2000, Mr. Thompson was the president of Showstar productions, a fully integrated entertainment company, specializing in merchandising and marketing, including purchasing a manufacturing plant for silk-screening and embroidery. Showstar also booked and produced live entertainment and sports events for the casino market.

David Hill

David Hill is our Secretary, Treasurer and a director. Mr. Hill was appointed as one of our directors on December 11, 2001 and as our secretary and treasurer on December 12, 2001. Mr. Hill is the sole proprietor and sole employee of The David Hill Agency, a North Vancouver small business that conducts business under the name DHA Consulting. The David Hill Agency provides services to companies, including Norvanco, Inc., in a computer consultant capacity to companies and also acts as a sales agency for office software and related products. The David Hill Agency provides computer consulting services to Norvanco, Inc. Mr. Hill formed LMI LegalMail, Inc., an I.S.P. (Internet Service Provider), in 1995 and resigned as an officer and director of the company in 1997. He has owned a men’s wear retail operation, is certified in Novell Netware, and is also a qualified journeyman tradesman. Mr. Hill has a strong background in business management and computer, Internet and networking technologies. From 1976 – 1992 Mr. Hill was an owner/general manager of Wilfred’s Formalwear Ltd.; from 1993 – 1994 was a senior sales representative for Manitoba Software; from 1994 – 1995 was senior account manager for STD Computer; from 1995 – 1997 was Vice-President of Geneva Holdings Inc./LMI LegalMail Inc. and from 1997 to present has specialized in small business product marketing through his own agency, The David Hill Agency.

Term of Office

Our directors are appointed for one-year terms to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

There are no significant employees except our officers and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of August 11, 2003 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors, and (iii) officers and directors as a group. The shareholder listed possesses sole voting and investment power with respect to the shares shown.

	Name and address	Number of Shares	Percentage of
Title of class	of beneficial owner	of Common Stock	Common Stock (1)

Common Stock	Gordon W. Thompson	2,500,000 shares	30.3%
	Director and President
	2255 Tamarisk Dr.
	Palm Springs, CA 92262

Common Stock	David Hill	2,500,000 shares	30.3%
	Director and Secretary, Treasurer
	3131 Capilano Crescent
	North Vancouver, BC, Canada V7R 4X5

Common Stock	Sheldon Ephraim	500,000 shares	6.0%

Common Stock	Dorothy G. Fraser	540,000 shares	6.5%

Common Stock	Bryan Henning	500,000 shares	6.0%

Common Stock	James Thompson	500,000 shares	6.0%

Common Stock	All Officers and Directors	5,000,000 shares	60.6%
	as a Group (two persons)

(1)	The percent of class is based on 8,242,262 shares of common stock issued and outstanding as of August 11, 2003.

The person named above has full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 200,000,000 shares of which One Hundred Million

(100,000,000) shares of common stock are authorized, with a par value of $0.001 per share, and One Hundred Million (100,000,000) shares of preferred stock are authorized, with a par value of $0.001 per share. As of August 11, 2003, there were 8,242,262 shares of our common stock issued and outstanding that are held by 59 stockholders of record.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Holders of our common stock will possess all voting power unless the law, or a resolution is adopted by our board, provides otherwise with regard to preferred stock. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Holders of our common stock representing a majority of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available for that purpose. In the event of a liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest exceeding $50,000, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Cane O’Neill Taylor, LLC, our independent legal counsel, has provided an opinion on the validity of our common stock.

Cordovano and Harvey, P.C., independent public accountants, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Cordovano and Harvey, P.C. has presented their report with respect to our audited financial statements. The report of Cordovano and Harvey, P.C. is included in reliance upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

DESCRIPTION OF BUSINESS

In General

We were incorporated on December 11, 2001 under the laws of the state of Nevada.

We are in the business of developing an entertainment project known as the “Natural Follies” consisting of a beauty pageant style production for live exhibition and broadcast, and for sale as a television program or through DVD, video and internet distribution.

Principal Product and Market

The Natural Follies consists of a beauty pageant including some nudity, contests (bikini, body painting) comedy and music. The project will include some or all of the following:

1	.	An initial live exhibition in the United States.

2	.	Live broadcast on specialty networks, pay per view and internet.

3	.	Mobile device voting coupled with internet tabulation permitting interaction by broadcast as well as live audiences.

4	.	Subsequent delayed broadcast on specialty networks, pay per view and internet.

5	.	Video and DVD production and sales.

6	.	Related merchandise sales.

7	.	Cross Promotion with live production venues such as Las Vegas hotels.

We anticipate the costs of producing the Natural Follies project to be $750,000.00.

If the initial production is successful, we will seek to develop the project into regular productions and / or a television program. We will also seek to sell to third parties the right to use the concept in foreign jurisdictions.

We are also in the early planning stages of two similar productions, the Supermodel Pageant conceived to be a pageant style production for aspiring models to be held on a contest style basis at glamorous locations and the SuperStar Global conceived to be a talent contest for mature audiences. We anticipate that the costs of producing the Supermodel Pageant will be $600,000.00.

We believe there is a significant demand for adult oriented productions which do not cross the barrier of good taste particularly in locations such as Las Vegas. The prevalence of such offerings in Las Vegas hotels attests to their popularity. We also believe that the rapid increase in the number of cable networks (now over 200 in North America) creates a need for product; particularly for specialty networks who do not have the budgets of main stream broadcasters to develop their own products. The recent proliferation off so-called reality style television programs indicates market demand for the type of product we intend to offer. Rapid growth has also taken place in pay per view and on demand entertainment creating the need for product. We believe our product offering will position us to take advantage of all of these markets.

The anticipated target market for our product includes cable networks and hotels that offer pay per view services. In order to facilitate the sale of our product to different networks and hotels, we have retained the services of a program broker. In addition, we will seek to reach consumers to sell videos and DVDs through infomercials and advertising on the internet.

At the present time, we have not performed a formal marketing study to assess the potential market for our services. We intend to conduct a formal marketing study in the future.

Acquisition of Natural Follies Project

The Natural Follies concept was conceived by our President Gordon Thompson. We acquired the project from Mr. Thompson by an agreement dated April 15, 2002 (the “Acquisition Agreement”). Under the terms of the Acquisition Agreement we agreed to pay Mr. Thompson $10,000, being his estimated costs of developing the project. Mr. Thompson also agreed to act as producer and general manager of the project at a management fee of $5,000 per month during the pre-production phase and $10,000 per month during production of a demonstration video.

History of Development of Natural Follies Project

Prior to our acquisition of the project, Mr. Thompson had conceived the project, developed a preliminary script and production outline, identified potential shooting locations, established communications with talent agencies, held preliminary discussions with potential hosts and directors and obtained still photography pictures for promotional material.

Since our acquisition of the Project we have completed the following pre-production activities:

-	completed the production outline

-	commenced development of a story board (picture by picture outline of the proposed production)

-	further developed the preliminary script

-	surveyed Las Vegas locations for live production portion of the project

-	started production of promotional package consisting of a report to accompany a demo tape to be sent to networks and other potential buyers of broadcast or video rights

-	obtained verbal commitments for involvement by an experienced director

-	established a five-day shooting schedule

-	made contacts with potential filming crews

-	entered into preliminary discussions with video distributors

-	entered into discussions with producers of merchandise (t-shirts, hats, pins, etc.) for possible outsourcing arrangements

-	entered into an agreement with Maia Mobile Corp. for wireless services using short message services (SMS) which will allow wireless voting and internet tabulation of votes for contestants

-	established a preliminary website at www.NaturalFollies.com to promote the project, test wireless voting and provide a medium for potential contestants to contact us

Sources and Availability of Services

To date we have accomplished our business objectives by relying on the services of our President Mr. Thompson and our Secretary and Treasurer Mr. Hill. As our business progresses to production of a demonstration video and full scale production, we will be dependent on obtaining services from contractors engaged in providing services to the entertainment industry including, film and video crews, advertising and promotion firms, directors, producers and distributors of broadcast, cable and pay per view programming and producers and distributors of video and DVD products. Services of such persons are readily available in the Western United States and we expect to be able to obtain such services when required.

Competition and Distribution Methods

The entertainment industry is highly competitive and primarily characterized by large companies with significantly greater resources than are available to us. Major video retail chains primarily used to control the distribution of adult entertainment videos. The emergence of the internet, digital cable networks, and satellites is changing the landscape of this industry. The emergence of various cable and satellite providers and the internet has provided producers with greater access to the target market in order to distribute their product and in a more efficient manner. In addition, the individual demand for these products has increased. The increase in demand is evidenced by many hotel chains now offering adult entertainment products when they previously had not offered such products. The larger companies still maintain an advantage because their needs often dictate the prices and availability for services required. Because we will be competing in an environment characterized by large industry participants, it may be difficult for us to promote our business and obtain a profile where our products will be of interest to broadcasters and others. In order to overcome these competitive disadvantages, we intend to contract with persons and agents involved in the industry who have the contacts necessary to assist us in getting our products in front of the broadcasters and distributors. In order to facilitate the sale of our product to different networks, we have retained the services of a program broker. Our success will be dependent on our ability to contract with such agents. In addition, we have done research on how other companies that were similarly situated have been successful. We believe that this market research will enable use to successfully implement our business model.

Patents and Trademarks

We do not have any patents, trademarks, licenses, franchises, concessions, royalty agreements or labour contracts.

Compliance with Government Regulation

We do not require any government approvals to conduct our business and are not aware of any existing or probable government regulations affecting our business.

Research and Development Expenditures

We have not expended any funds on research and development since inception on December 11, 2001.

Reports to Security Holders

At this time, we are not required to provide annual reports to security holders. We plan to file a registration statement on Form 8-A with the Securities and Exchange Commission to become a reporting company under the Securities Exchange Act of 1934 at the time this registration statement on Form SB-2 is declared effective by the Securities and Exchange Commission, thereby allowing stock registered by this registration statement to be sold. We currently have no plans to provide security holders with annual reports or audited financial statements until such time as we become a reporting company under the Securities Exchange Act of 1934. Thereafter, we will file annual reports with the Securities and Exchange Commission which will include audited financial statements. We anticipate that we will deliver our annual reports with our audited financial statements to our security holders in connection with our annual general meetings. When we are a reporting company under the Securities Exchange Act of 1934, shareholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Securities Exchange Act of 1934, by visiting the SEC site (http://www.sec.gov) and performing a search of Norvanco Inc.’s electronic filings.

PLAN OF OPERATIONS

In order for us to obtain commitments from broadcasters and others that are necessary to obtain financing for a full scale production of the Natural Follies project we believe it is necessary to produce a demonstration video for delivery along with other promotional materials on the project to potential broadcasters, pay per view, video distributors and potential project financiers. We estimate that the costs of producing a demonstration video will be approximately $50,0000 made up as follows:

PILOT BUDGET
Technical Crew	$6,000
Stagehands & Sets	$2,500
Field production (1 days)	$4,500
Film Stock	$2,000
Post production	$3,500
Equipment Rental	$2,500
Producer	$2,500
Director	$2,500
Script writer	$1,400
Location Mgr.	$1,500
Production Assistants	$1,300
Secretary	$1,300
Contingencies	$3,500
Talent	$7,500
Model fees	$2,000
Wardrobe	$1,000
Auto Rentals	$1,000
Insurance	$500
Misc. expense	$3,000
Total	$50,000

Our business plan for the next 12 months is to obtain financing for and produce the demonstration video.

In order to complete production of the demonstration video we will need to obtain financing of at least $50,000 being the estimated production costs. In addition, we will require financing to pay our legal, audit and administrative expenses. Our management have agreed to provide by way of loan the funding required to pay legal, audit and administrative expenses and will continue to defer receipt of management fees and rent until the Company has obtained financing required for such purposes. Mr. Hill, our secretary and treasurer, loaned the Company $3,500.00 on April 1, 2003 and $1,700.00 on April 14, 2003 to be used as payment toward various expenses incurred. There are no written agreements with Mr. Hill regarding these loans. We plan to compete a private placement to raise sufficient financing in order to meet our financial requirements over the next twelve months. We believe that it will be easier to raise the requisite financing once we become a reporting company. We intend to raise whatever financing is necessary to meet the requirements of the business. This amount is not known at the present time. In the event we are not able to obtain financing for the production of the demonstration video within the next 12 months our operations will be limited to continuing preproduction activities, such as establishing contacts and seeking financing, that management is able to undertake without funding. We believe we can continue such activities indefinitely until funding is obtained.

During the next 12 months we do not expect to undertake any product research or development other than continued refinement of the project by our management as part of ongoing pre-production activities.

During the next 12 months we do not plan to purchase any significant plant or equipment. During the next 12 months we do not expect any significant changes in our number of employees.

Our longer-term objective is to produce a full scale production of the Natural Follies project at an estimated cost of $750,000 US .

DESCRIPTION OF PROPERTY

We do not lease or own any real property. We maintain our corporate office at 155 Gran Via, Palm Desert, CA 92260, which is the home of our Secretary, Mr. Hill. This home office is being provided by Mr. Hill at a rent of $750 per month, and is used as our head office. We also maintain an office at 3131 Capilano Crescent, North Vancouver, British Columbia, Canada, which is the home of our President, Mr. Thompson. Mr. Thompson provides the use of his home office at a rent of $750 per month.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than noted in this section:

  Any of our directors or officers;
  Any person proposed as a nominee for election as a director;
  Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
  Any of our promoters;
  Any relative or spouse of any of the foregoing persons who has the same house as such person.

During January 2002, the Company sold 5,000,000 shares of its $.001 par value common stock to its two officers (2,500,000 shares each) for $5,000 ($.001 per share).

On February 19, 2002, the Company acquired all of the rights, title and interest in the Natural Follies Project from the Company’s president for $10,000. In addition, the President agreed to serve as the producer and general manager of the Project. Under the terms of the acquisition agreement, the President will receive a management fee $5,000 per month during the pre-production phase and $10,000 per month once production of a demonstration video commences. The President was paid management fees totaling $35,000 during the year ended December 31, 2002, which is included in the accompanying financial statements as officer compensation and a further $25,000 was accrued and owing to him at that date. Our Secretary was paid management fees totaling $20,000 during the year ended December 31, 2002 which is included in the accompanying financial statements as officer compensation and a further $45,000 was accrued and owing to him at that date. We rent office space at the home offices of our President Mr. Thompson and our Secretary, Mr. Hill at a rate of $750 per month each. To December 31, 2002, the rent has been accrued but not paid. At that date we were indebted to Messrs. Hill and Thompson in the amount of $9,000 each in respect of accrued rent.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we may not be successful in obtaining status on a public quotation system or exchange, or if we are successful, a public market for our stock may not materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

If our stock becomes categorized as a penny stock, these disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock. This could result in stockholders having a difficult time in selling those securities.

Holders of Our Common Stock

As of the date of this registration statement, we had 59 registered shareholders.

Rule 144 Shares

Eight million shares of our common stock is currently available for resale to the public, in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933. An additional 242,262 shares of our common stock will also be available for resale to the public in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933 after November 30, 2003.

Under Rule 144, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1	.	One percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 82,420 shares as of the date of this prospectus; or

2	.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 also must comply with a manner of sale provisions and notice requirements in addition to the requirement that there be an availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold 5,000,000 of the total shares that may be sold under Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the over-the-counter bulletin board. We plan to file a Form 8-A registration statement with the Commission prior to the effectiveness of the Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the Commission under the 1934 Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the over-the-counter bulletin board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the over-the-counter bulletin board.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, it will be necessary for us to raise additional capital in order for us to continue with our business plan,. We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1	.	We would not be able to pay our debts as they become due in the usual course of business; or

2	.	Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

The following table sets forth certain information as to our officers and directors.

Annual Compensation Table

		Annual Compensation
					Other
					Annual
Name	Title	Fiscal Year	Salary	Bonus	Compensation

Gordon W. Thompson	President and
	Director	2002	Nil	Nil	$69,000(1)

David O. Hill	Secretary,
	Treasurer and	2002	Nil	Nil	$69,000(2)
	Director

1	.	Consists of management fees of $5,000 per month, of which a total of $35,000 was paid to December 31, 2002 and a balance of $25,000 remains outstanding, and rent in respect of use by company of the officer’s home office of $750 per month of which none was paid to December 31, 2002 and a balance of $9,000 remains outstanding.

2	.	Consists of management fees of $5,000 per month, of which a total of $20,000 was paid to December 31, 2002 and a balance of $40,000 remains outstanding, and rent in respect of use by company of the officer’s home office of $750 per month of which none was paid to December 31, 2002 and a balance of $9,000 remains outstanding.

Stock Option Grants

We did not grant any stock options to the executive officers during our most recent financial reporting period ending March 31, 2003. We have also not granted any stock options to the executive officers since our inception date of December 11, 2001.

Financial Statements

Index to Financial Statements:

1	.	Audited consolidated financial statements for the period ended December 31, 2002, including:

		a.	Independent Auditors’ Report;

		b.	Balance Sheets;

		c.	Statements of Operations;

		d.	Statements of Changes in Shareholders’ Deficit;

		e.	Statements of Cash Flows;

		f.	Notes to Financial Statements.

2	.	Unaudited consolidated financial statements for the three month period ended March 31, 2003, including:

		a.	Balance Sheets;

		b.	Statements of Operations;

		c.	Statements of Changes in Shareholders’ Deficit;

		d.	Statements of Cash Flows;

		e.	Notes to Financial Statements.

NORVANCO, INC.
(A Development Stage Company)
Index to Annual Financial Statements

Page

Independent Auditors' Report	F-2

Balance Sheets at December 31, 2002 and 2001	F-3

Statements of Operations for the year ended December 31, 2002, the period from December 11, 2001 (inception) through
December 31, 2001, and the period from December 11, 2001
(inception) through December 31, 2002	F-4

Statement of Changes in Shareholders' Equity for the period from
December 11, 2001 (inception) through December 31, 2002	F-5

Statements of Cash Flows for the year ended December 31, 2002, the period from December 11, 2001 (inception) through
December 31, 2001, and the period from December 11, 2001
(inception) through December 31, 2002	F-6

Notes to Financial Statements	F-7

Independent Auditors’ Report

The Board of Directors and Shareholders
Norvanco, Inc.:

We have audited the accompanying balance sheets of Norvanco, Inc. (a development stage company) as of December 31, 2002 and 2001, and the related statements of operations, changes in shareholders’ equity (deficit), and cash flows for the year ended December 31, 2002, from December 11, 2001 (inception) through December 31, 2001, and from December 11, 2001 (inception) through December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Norvanco, Inc. as of December 31, 2002 and 2001, and the related statements of operations, changes in shareholders’ equity (deficit), and cash flows for the year ended December 31, 2002, from December 11, 2001 (inception) through December 31, 2001, and from December 11, 2001 (inception) through December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered significant operating losses since inception, which raises a substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Cordovano and Harvey, P.C.
Denver, Colorado
January 17, 2003

NORVANCO, INC.
(A Development Stage Company)
Balance Sheets

	December 31,
	2002	2001
Assets

Intangible asset, net of accumulated amortization
of $2,917 (Note 2)	$7,083	$-

Liabilities and Shareholders’ Equity (Deficit)

Current liabilities:
Bank overdraft	$3,486	$-
Accounts payable and accrued liabilities	2,500	1,160
Indebtedness to related parties (Note 2)	83,000	-

Total current liabilities	88,986	1,160

Shareholders’ equity (deficit) (Note 3):
Preferred stock, $.001 par value, 100,000,000 shares authorized;
-0- and -0- shares issued and outstanding, respectively	-	-
Common stock, $.001 par value, 100,000,000 shares authorized;
8,242,262 and -0- shares issued and outstanding, respectively	8,242	-
Additional paid-in capital	83,957	-
Deficit accumulated during development stage	(174,076)	(1,160)
Cumulative translation adjustment	(26)	-

Total shareholder’s equity (deficit)	(81,903)	(1,160)

	$7,083	$-

See accompanying notes to financial statements

NORVANCO, INC.
(A Development Stage Company)
Statements of Operations

			December 11,	December 11,
			2001	2001
			(Inception)	(Inception)
		Year Ended	through	through
		December 31,	December 31,	December 31,
		2002	2001	2002

Costs and expenses:
Organization costs		$-	$1,160	$1,160
Officer compensation		120,000	-	120,000
Rent (Note 2)		18,000	-	18,000
Amortization		2,917	-	2,917
General and administrative expenses		31,959	-	31,959

Total costs and expenses		172,876	1,160	174,036

Loss before interest expense and income taxes		(172,876)	(1,160)	(174,036)

Interest expense	.	(40)	-	(40)

Loss before income taxes		(172,916)	(1,160)	(174,076)

Provision for income taxes (Note 4)		-	-	-

Net loss		$(172,916)	$(1,160)	$(174,076)

Basic and diluted loss per share		$(0.02)	$(0.00)

Weighted average common shares outstanding		7,145,892	5,000,000

See accompanying notes to financial statements

NORVANCO, INC.
(A Development Stage Company)
Statements of Changes in Shareholders' Equity

							Cumulative
						Deficit	Translation
						Accumulated	Adjustment

					Additional	During	Other
	Preferred Stock		Common Stock		paid-in	Development	Comprehensive

	Shares	Amount	Shares	Amount	capital	Stage	Loss	Total

Balance at December 31, 2001 (inception)	-	$-	-	$-	$-	$-	$-	$-

Comprehensive loss:
Net loss, period ended December 31, 2001	-	-	-	-	-	(1,160)	-	(1,160)

Total comprehensive loss	-	-	-	-	-	-	-	(1,160)

Balance at December 31, 2001	-	-	-	-	-	(1,160)	-	(1,160)

January 2002, common stock sold to the
Company's officers at $.001/share (Note 2)	-	-	5,000,000	5,000	-	-	-	5,000
March 2002, common stock sold in
private offering at $.01/share (Note 3)	-	-	3,000,000	3,000	27,000	-	-	30,000
September 2002, common stock sold in
private offering at $.25/share (Note 3)	-	-	235,722	236	58,694	-	-	58,930
November 2002, common stock sold in
private offering at $.25/share (Note 3)	-	-	6,540	6	1,629	-	-	1,635
Offering costs incurred	-	-	-	-	(3,366)	-	-	(3,366)
Comprehensive loss:
Net loss, year ended December 31, 2002	-	-	-	-	-	(172,916)	-	(172,916)
Cumulative translation adjustment	-	-	-	-	-	-	(26)	(26)

Total comprehensive loss	-	-	-	-	-	-	-	(172,942)

Balance at December 31, 2002	-	$-	8,242,262	$8,242	$83,957	$(174,076)	$(26)	$(81,903)

See accompanying notes to financial statements

NORVANCO, INC.
(A Development Stage Company)
Statements of Cash Flows

			December 11,	December 11,
			2001	2001
			(Inception)	(Inception)
		Year Ended	through	through
		December 31,	December 31,	December 31,
		2002	2001	2002

Cash flows from operating activities:
Net loss		$(172,916)	$(1,160)	$(174,076)
Adjustments to reconcile net loss to net cash
used by operating activities:
Amortization		2,917	-	2,917
Changes in operating liabilities:
Accounts payable		1,340	1,160	2,500
Net cash used in
operating activities		(168,659)	-	(168,659)

Cash flows from investing activities:
Cash paid for intangible asset		(10,000)	-	(10,000)

Net cash used in
investing activities		(10,000)	-	(10,000)

Cash flows from financing activities:
Indebtedness to related parties	.	83,000	-	83,000
Bank overdraft		3,486	-	3,486
Proceeds from the sale of common stock		95,565	-	95,565
Cash paid for offering costs	.	(3,366)	-	(3,366)

Net cash provided by
financing activities		178,685	-	178,685

Effect of exchange rate changes on cash		(26)	-	(26)

Net change in cash		-	-	-

Cash, beginning of period		-	-	-

Cash, end of period		$-	$-	$-

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	.$	40	$-	$40

Interest		$-	$-	$-

See accompanying notes to financial statements

NORVANCO, INC.
(A Development Stage Company)
Notes to Financial Statements

(1) Summary of Significant Accounting Policies

Organization and Basis of Presentation

Norvanco, Inc. (the “Company”) was incorporated on December 11, 2001 in the State of Nevada to development business opportunities in the entertainment industry. On February 19, 2002, the Company acquired all of the rights, titles and interests in an entertainment project called “Natural Follies” (the “Project”) (see Note 2).

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company is a development stage company with losses since inception. These factors, among others, may indicate that the Company will be unable to continue as a going concern for reasonable period of time.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and ultimately to attain profitability. The Company intends to complete a private placement offering of its common stock to raise sufficient financing in order to meet its financial requirements over the next twelve months and to fund its business plan. There is no assurance that the Company will be successful in raising additional funds.

Development Stage Company

The Company is in the development stage in accordance with Financial Accounting Standards Board Statements of Financial Accounting Standards (“SFAS”) No. 7 Accounting and Reporting by Development Stage Enterprises.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and contingent liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less when acquired, to be cash equivalents. The Company had no cash equivalents at December 31, 2002 or 2001.

Intangible Assets

On February 19, 2002, the Company acquired all of the rights, titles and interests in the Project (see Note 2). The rights received in the Project were capitalized and are amortized over a period of three years. Amortization expense totaled $2,917, $-0-, $2,917, respectively, for the year ended December 31, 2002, the period from December 11, 2001 (inception) through December 31, 2001, and the period from December 11, 2001 (inception) through December 31, 2002.

NORVANCO, INC.
(A Development Stage Company)
Notes to Financial Statements

Offering Costs

The Company inurred legal fees related to the preparation of its private placement memorandums. Such costs were initially deferred until the offerings were completed, at which time they were recorded as a reduction of gross proceeds from the offerings.

Impairment of Long-Lived Assets

The Company evaluates the carrying value of its long-lived assets under the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Statement No. 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets’ carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Financial Instruments

The Company’s financial instruments consist of bank overdrafts, accounts payable, and indebtedness to related parties. The indebtedness to related parties is not evidenced by a note payable or other security. At December 31, 2002 and 2001, the fair value of the Company’s financial instruments approximate fair value due to the short-term maturity of the instruments.

(2) Related Party Transactions

Two officers provided the use of office space and equipment to the Company during the year ended December 31, 2002. The use of the facilities was valued at $1,500 per month based on the market rate in the local area. At December 31, 2002, the Company owed the officers $18,000 for use of the facilities, which is included in the accompanying financial statements as Indebtedness to Related Parties.

The Company incurred costs totaling $120,000, $-0-, and $120,000, respectively, for business development and administrative services provided by the Company’s officers during the year ended December 31, 2002, from December 11, 2001 (inception) through December 31, 2001, and from December 11, 2001 (inception) through December 31, 2002. As of December 31, 2002, the Company owed the officers $65,000 for unpaid services, which is included in the accompanying financial statements as Indebtedness to Related Parties.

During January 2002, the Company sold 5,000,000 shares of its $.001 par value common stock to its two officers (2,500,000 shares each) for $5,000 ($.001 per share).

NORVANCO, INC.
(A Development Stage Company)
Notes to Financial Statements

On February 19, 2002, the Company acquired all of the rights, titles and interests in the Project from the Company’s president for $10,000. In addition, the president agreed to serve as the producer and general manager of the Project. Under the terms of the acquisition agreement, the president will receive a management fee $5,000 per month during the pre-production phase and $10,000 per month once production of the pilot commences. The president was paid management fees totaling $35,000 during the year ended December 31, 2002, which is included in the accompanying financial statements as officer compensation.

The following schedule provides information on the intangible asset (the Project) acquired by the Company during the year ended December 31, 2002:

	December 31,

	2001		2002

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Amortized intangible assets:
Rights, title and interests in the Project	$10,000	$2,917	$-	$-

Unamortized intangible assets:
None	$-	$-	$-	$-

Aggregate amortization expense:
For the period ended December 31, 2001	$-
For the year ended December 31, 2002	$2,917

Estimated amortization expense:
For the year ended December 31, 2003	$3,333

For the year ended December 31, 2004	$3,333

For the year ended December 31, 2005	$417

No research and development assets were acquired or written off during the periods presented.

No asset impairments were recognized during the periods presented.

(3) Shareholders’ Equity

Preferred Stock

The Board of Directors is authorized to issue shares of preferred stock in series and to fix the number of shares in such series as well as the designation, relative rights, powers, preferences, restrictions, and limitations of all such series. The Company had no preferred shares issued and outstanding at December 31, 2002 or 2001.

NORVANCO, INC.
(A Development Stage Company)
Notes to Financial Statements

Private Placement Offerings

During February and March 2002, the Company conducted a private placement offering whereby it sold 3,000,000 shares of its $.001 par value common stock for $.01 per share pursuant to an exemption from registration claimed under Regulation S of the Securities Act of 1933, as amended. The Company relied upon exemptions from registration believed by it to be available under federal and state securities laws in connection with the offering. The shares were sold through the Company’s officers and directors. The Company received proceeds from the offering totaling $30,000.

During the period from May through November 2002, the Company conducted a private placement offering whereby it sold 242,262 shares of its $.001 par value common stock for $.25 per share pursuant to an exemption from registration claimed under Regulation S of the Securities Act of 1933, as amended. The Company relied upon exemptions from registration believed by it to be available under federal and state securities laws in connection with the offering. The shares were sold through the Company’s officers and directors. The Company received proceeds from the offering totaling $60,565.

Proposed SB-2 Registration Statement

The Company plans to file a Form SB-2 Registration Statement to register 3,242,262 shares of its outstanding common stock.

(4) Income Taxes

A reconciliation of the U.S. statutory federal income tax rate to the effective tax rate is as follows:

		December 11,
		2001
		(Inception)
	Year Ended	Through
	December 31,	December 31,
	2002	2001

U.S. federal statutory graduated rate	27.21%	15.00%
Net operating loss for which no tax
benefit is currently available	-27.21%	-15.00%

	0.00%	0.00%

At December 31, 2002, deferred taxes consisted of a net tax asset of $47,239, due to operating loss carryforwards of $174,144, which was fully allowed for, in the valuation allowance of $47,239. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance for the year ended December 31, 2002 and the period from December 31, 2001 (inception) through December 31, 2001 totaled $47,065 and $174, respectively. The current tax benefit also totaled $47,065 and $174 for the year ended December 31, 2002 and the period from December 31, 2001 (inception) through December 31, 2001, respectively. The net operating loss carryforward expires through the year 2022.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.

NORVANCO, INC.
(A Development Stage Company)
Notes to Financial Statements

Should the Company undergo an ownership change as defined in Section 382 of the Internal Revenue Code, the Company’s tax net operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation, which could reduce or defer the utilization of these losses.

NORVANCO, INC.
(A Development Stage Company)
Index to Quarterly Financial Statements

Page

Item 1. Financial Statements

Condensed balance sheets, March 31, 2003 and December 31, 2002 (unaudited)	F-2

Condensed statements of operations, three months ended March 31,
2003 (unaudited) and 2002 (unaudited), and December 11, 2001
(inception) through March 31, 2003 (unaudited)	F-3

Condensed statements of cash flows, three months ended March 31,
2003 (unaudited) and 2002 (unaudited), and December 11, 2001
(inception) through March 31, 2003 (unaudited)	F-4

Notes to unaudited condensed financial statements	F-5

F-1

NORVANCO, INC.
(A Development Stage Company)
Condensed Balance Sheets

	March 31,	December 31,
	2003	2002

	(Unaudited)
Assets
Current assets:
Cash	$60	$-

Total current assets	60	-
Intangible asset, net	6,250	7,083

	$6,310	$7,083

Liabilities and Shareholders’ Deficit
Current liabilities:
Bank overdraft	$6,799	$3,486
Accounts payable and accrued liabilities	750	2,500
Indebtedness to related parties (Note 2)	117,500	83,000

Total current liabilities	125,049	88,986

Shareholders’ deficit:
Preferred stock	-	-
Common stock	8,242	8,242
Additional paid-in capital	83,957	83,957
Deficit accumulated during development stage	(210,749)	(174,076)
Cumulative translation adjustment	(189)	(26)

Total shareholder’s deficit	(118,739)	(81,903)

	$6,310	$7,083

See accompanying notes to condensed financial statements
F-2

NORVANCO, INC.
(A Development Stage Company)
Condensed Statements of Operations
(Unaudited)

				December 11,
				2001
		For the Three Months Ended		(Inception)
		March 31,		through

				March 31,
		2003	2002	2003
Costs and expenses:
Organization costs		$-	$-	$1,160
Officer compensation (Note 2)		30,000	30,000	150,000
Rent (Note 2)		4,500	4,500	22,500
Amortization		833	417	3,750
General and administrative expenses		1,190	3,144	33,149

Total costs and expenses		36,523	38,061	210,559

Loss before interest expense and income taxes		(36,523)	(38,061)	(210,559)

Interest expense	.	(150)	-	(190)

Loss before income taxes		(36,673)	(38,061)	(210,749)

Provision for income taxes (Note 3)		-	-	-

Net loss		$(36,673)	$(38,061)	$(210,749)

Basic and diluted loss per share		$(0.00)	$(0.01)

Weighted average common shares outstanding		8,242,262	6,000,000

See accompanying notes to condensed financial statements
F-3

NORVANCO, INC.
(A Development Stage Company)
Condensed Statements of Cash Flows
(Unaudited)

				December 11,
				2001
		For the Three Months Ended		(Inception)
		March 31,		through
				March 31,
		2003	2002	2003
Net cash provided by (used in)
operating activities		$223	$(13,210)	$(81,950)

Cash flows from investing activities:
Cash paid for intangible asset		-	(10,000)	(10,000)

Net cash used in
investing activities		-	(10,000)	(10,000)

Cash flows from financing activities:
Proceeds from the sale of common stock		-	30,000	95,565
Cash paid for offering costs	.	-	-	(3,366)

Net cash provided by
financing activities		-	30,000	92,199

Effect of exchange rate changes on cash		(163)	-	(189)

Net change in cash		60	6,790	60

Cash, beginning of period		-	-	-

Cash, end of period		$60	$6,790	$60

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	.$	150	$-	$190

Interest		$-	$-	$-

See accompanying notes to condensed financial statements
F-4

NORVANCO, INC.
(A Development Stage Company)
Notes to Financial Statements

Notes to Unaudited Condensed Financial Statements

Note 1: Basis of presentation

The financial statements presented herein have been prepared by the Company in accordance with the accounting policies in its Form SB-2 dated December 31, 2002, and should be read in conjunction with the notes thereto.

In the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to provide a fair presentation of operating results for the interim period presented have been made. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the year.

The Company is in the development stage in accordance with Statements of Financial Accounting Standards (SFAS) No. 7 “Accounting and Reporting by Development Stage Enterprises”. As of March 31, 2003, the Company has devoted substantially all of its efforts to financial planning, raising capital and developing markets.

Financial data presented herein are unaudited.

Note 2: Related party transactions

Two officers provided the use of office space and equipment to the Company during the three months ended March 31, 2003 and 2002. The use of the facilities was valued at $1,500 per month based on the market rate in the local area. At March 31, 2003, the Company owed the officers $22,500 for use of the facilities, which is included in the accompanying condensed financial statements as Indebtedness to Related Parties.

The Company incurred costs totaling $30,000, $30,000, and $150,000, respectively, for business development and administrative services provided by the Company’s officers during the three months ended March 31, 2003 and 2002, and from December 11, 2001 (inception) through March 31, 2003. As of March 31, 2003, the Company owed the officers $95,000 for unpaid services, which is included in the accompanying financial statements as Indebtedness to Related Parties.

Note 3: Income taxes

The Company records its income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. The Company incurred net operating losses during all periods presented resulting in a deferred tax asset, which was fully allowed for; therefore, the net benefit and expense resulted in $-0- income taxes.

F-5

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

Available Information

We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

Until ______ , all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification Of Directors And Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Our Articles of Incorporation do not specifically limit our directors' immunity.

Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law or (d) is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 25. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$75
Transfer Agent Fees	$1,000
Accounting fees and expenses	$2,000
Legal fees and expenses	$18,000

Total	$21,075

All amounts are estimates, other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be paid by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales Of Unregistered Securities

We issued 5,000,000 shares of common stock on January 25, 2002 to Mr. Gordon Thompson and Mr. David Hill. Mr. Thompson and Mr. Hill are our directors and officers. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 (the "Securities Act") and in reliance on the exemption from registration and prospectus requirements contained in Sections 45(2)(10) and 74(2)(9) of the Securities Act of the Province of British Columbia, Canada (B.C. Act) at a price of $0.001 per share, for total proceeds of $5,000. The 5,000,000 shares of common stock are restricted shares as defined in the Securities Act.

We completed an offering of 3,000,000 shares of our common stock at a price of $0.01 per share to a total of 14 purchasers on March 29, 2002. The total amount received from this offering was $30,000. We completed the offering pursuant to Regulation S of the Securities Act. All sales were made in reliance of Category 3 of Rule 903 of Regulation S on the basis that: (a) each sale was an offshore transaction; (b) no directed selling efforts were made by us in completing any sales; and (c) offering restrictions were implement. These offering restrictions included endorsing all stock certificates representing the purchased shares with the legend required by Rule 905 of Regulation S. Each purchaser: (a) certified to us that purchaser is not a U.S. person as defined in Regulation S; (b) agreed to resell the purchased shares only in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; (c) agreed not to engage in hedging transactions with regard to the shares unless in compliance with the Act; and (d) agreed that we were required to refuse to register any transfer of the shares not in compliance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an available exemption from registration. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers. The offering was also exempt from registration and prospectus requirements under Sections 46(j) and 75(a) of the B.C. Act.

We completed an offering of 242,262 shares of our common stock at a price of $0.25 per share to a total of 47 purchasers on November 30, 2002. The total amount received from this offering was $60,565.50.. We completed the offering pursuant to Regulation S of the Securities Act. All sales were made in reliance of Category 3 of Rule 903 of Regulation S on the basis that: (a) each sale was an offshore transaction; (b) no directed selling efforts were made by us in completing any sales; and (c) offering restrictions were implement. These offering restrictions included endorsing all stock certificates representing the purchased shares with the legend required by Rule 905 of Regulation S. Each purchaser: (a) certified to us that purchaser is not a U.S. person as defined in Regulation S; (b) agreed to resell the purchased shares only in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; (c) agreed not to engage in hedging transactions with regard to the shares unless in compliance with the Act; and (d) agreed that we were required to refuse to register any transfer of the shares not in compliance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an available exemption from registration. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers. The offering was also exempt from registration and prospectus requirements under Section 3.1 of Multilateral Instrument 45-103 issued pursuant to the B.C. Act.

The total proceeds from the above offerings totaled $95,565.50 and were expended approximately as follows:

Purchase, Gordon Thompson	$10,000
Legal and Professional Fees	$14,606
Bank Charges	$81
Office and Postage expense	$1,401
Telephone expenses	$2,300
Travel & Entertainment expenses	$7,994
Sales Promotion expenses	$8,353
Other Selling expenses	$751
Project Management Fees:
DHA Consulting	$12,000
Gordon Thompson	$35,000
Other Production expenses	$8,000

Item 27. Exhibits

Exhibit
Number	Description

3.1	Articles of Incorporation (1)
3.2	By-Laws (1)
5.1	Opinion of Cane & Company, LLC, with consent to use (1)
10.1	Agreement with Gordon Thompson for Natural Follies, dated April 15, 2002 (1)
10.2	Agreement with Maia Mobile Corp. for provision of wireless servicesdated May 27, 2002 (1)
23.1	Consent of Cordovano and Harvey, P.C., Independent Auditors (2)

(1)	Previously submitted as an exhibit to the Registration Statement on Form SB-2 originally filed on April 8, 2003
(2)	Submitted as an exhibit to this Second Amended Registration Statement on Form SB-2

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1	.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

		(b)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

		(c)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2	.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3	.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Palm Springs, California on August 11, 2003.

NORVANCO INC.

By:	/s/ Gordon W. Thompson

Gordon W. Thompson
President and Director
(Principal Executive Officer)

By:	/s/ David O. Hill

David O. Hill
Secretary, Treasurer and Director
(Principal Financial Officer)
(Principal Accounting Officer)